Exhibit 99.1

Media Release

Mitel Announces TSX Acceptance of

Normal Course Issuer Bid

Management Authorized to Repurchase up to Approximately 7.8 Million Common Shares

OTTAWA, March 7, 2017 — Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in business communications, today announced that its Board of Directors has authorized a share buyback program. In a filing with the Toronto Stock Exchange (the “TSX”), the TSX has accepted the company’s Notice of Intention to Make a Normal Course Issuer Bid (the “Notice”). Pursuant to the Notice, Mitel may purchase up to 7,816,574 Mitel Common Shares (the “Bid”), representing approximately 10% of its public float. As of February 28, 2017, Mitel had 122,036,009 issued and outstanding Common Shares, including a public float of 78,165,743 Common Shares. During the previous 12 months, Mitel has not purchased any of its Common Shares.

“Mitel is committed to delivering shareholder value,” said Richard McBee, Chief Executive Officer. “This share buyback program provides us with another lever to realize and maximize that value.”

Mitel may purchase its Common Shares, from time to time, if it believes that the market price of its Common Shares is attractive and that the purchase would be an appropriate use of corporate funds and in the best interests of the Corporation. Common Shares purchased pursuant to the Bid will be cancelled. Mitel believes that having the ability to acquire Common Shares under the Normal Course Issuer Bid will present an attractive opportunity to utilize Mitel’s available funds. The Normal Course Issuer Bid is intended to permit the Company to reduce its total number of issued and outstanding Common Shares, thereby benefiting all shareholders by increasing their relative equity interests in Mitel.

The Bid will commence on March 9, 2017 and will terminate no later than March 8, 2018. All purchases of Common Shares under the Bid may be made on the TSX or on alternative Canadian trading systems at the market price at the time of purchase in accordance with the requirements of the TSX or on the NASDAQ in compliance with Canadian securities law requirements for issuer repurchases through other public markets and Rule 10b-18 under the U.S. Securities Exchange Act of 1934. Purchases may also be made by such other means as may be permitted by the TSX and in compliance with Canadian securities laws, including by private agreement pursuant to an issuer bid exemption order issued by a securities regulatory authority. Purchases made by way of such private agreements under an issuer bid exemption order will be at a discount to the prevailing market price. The rules and policies of the TSX

Media Release

contain restrictions on the number of shares that can be purchased under the Bid, based on the average daily trading volumes of the Common Shares on the TSX. Similarly, the safe harbor conditions of Rule 10b-18 impose certain limitations on the number of shares that can be purchased on the NASDAQ per day. As a result of such restrictions, subject to certain exceptions for block purchases, the maximum number of shares which can be purchased per day during the Bid on the TSX is 30,357 based on 25% of the average daily trading volume for the prior six calendar months (being 121,429 Common Shares on the TSX). Subject to certain exceptions for block purchases, the maximum number of shares which can be purchased per day on the NASDAQ will be 25% of the average daily trading volume for the four calendar weeks preceding the date of purchase.

Subject to regulatory requirements, the actual number of Common Shares purchased and the timing of such purchases, if any, will be determined by Mitel having regard to future price movements and other factors. All purchases will be subject to Mitel’s normal trading blackouts.

Forward Looking Statements

Some of the statements in this communication are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the ability to recognize the anticipated benefits from the divestment of Mitel’s mobile division; risks associated with the non-cash consideration received by Mitel in connection with the divestment of the Mobile division; the impact to Mitel’s business that could result from the divestment of the Mobile division; the anticipated size of the markets and continued demand for Mitel products and services; access to available financing on a timely basis and on reasonable terms; Mitel’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to successfully implement and achieve its business strategies, including its growth of the company through acquisitions and the integration of recently acquired businesses and realization of synergies. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities on March 1, 2017. Forward-looking statements speak only as of the date they are made. Except as required by law, Mitel has no intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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About Mitel

A global market leader in enterprise and mobile communications powering more than two billion business connections, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

MITL-F

Contact Information:

Media – Americas Camille Beasley 469-212-0433 camille.beasley@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com

Investors Michael McCarthy 469-574-8134 michael.mccarthy@mitel.com	Industry Analysts Denise Hogberg 469-212-0434 denise.hogberg@mitel.com